Exhibit 99.1
                                                                    ------------


PRESS RELEASE                                        Source: Silverstar Holdings

SILVERSTAR  HOLDINGS ANNOUNCES  FINANCIAL RESULTS FOR
PERIOD ENDING DECEMBER 31, 2005
Wednesday February 15, 9:09 am ET

QUARTERLY REVENUES INCREASE 200%; SIX MONTHS REVENUE INCREASES 127%


BOCA RATON, FL--(MARKET WIRE)--Feb 15, 2006 --
Silverstar Holdings, Ltd. (NasdaqSC:SSTR - News) today reported its results of operations for the second quarter and six months ended December 31, 2005.


The Company reported revenues of $1.53 million for the second quarter, an increase of approximately $1.03 million or 200% from $505,000 for the same period in 2004. Revenues also showed a sequential increase of over $574,000 or 59% over the first quarter of the current fiscal year. For the six-month period, the Company reported revenue of $2.5 million, an increase of approximately of $1.4 million or 127% compared to $1.1 million for the same period in 2004. The revenues from the recent quarters include sales from our Strategy First operations, which were acquired in April 2005.

Adjusted earnings before interest, taxes, depreciation and amortization were ($77,140) or ($0.01) per share as compared to ($137,631) or ($0.02) per share for the same period in 2004. For the six months, adjusted earnings before interest, taxes, depreciation and amortization were ($231,798) or ($0.03) per share as compared to ($106,101) or ($0.01) per share in 2004.

For the quarter, net income after acquisition costs was ($454,963) or ($0.05) per share compared to $787,287 or $0.09 per share in 2004. The Company recorded non-cash foreign currency gain of approximately $770,000 in the quarter ended December 31, 2004 compared to only $16,000 during the current period. For the six months, net income after acquisition costs was ($503,261) or ($0.06) per share as compared to $912,490 or $0.10 per share for the same period in 2004. The Company recorded non-cash foreign currency gain of approximately $540,000 in the six-month period ended December 31, 2004 compared to $18,000 during the current period.

As of December 31, 2005, the Company's balance sheet shows $20.2 million in total assets including cash and deposits of $8.8 million and shareholder equity of $12.7 million.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, stated: "We are pleased with the 200% increase in quarterly revenues from our operations, which reflect the dramatic improvement of our entertainment software subsidiary Strategy First. The first releases of their new titles shipped in November and their revenues of $1 million for the quarter were primarily generated during the last two months."

Mr. Kabatznik continued, "Based on the revenue run rate, we are confident that our strategic business plan to revitalize Strategy First as a growing, profitable business is experiencing success, and we are hopeful that this momentum will provide improved financial performance in the near term. We will continue to focus our efforts on expanding the digital distribution of our entertainment software titles as reflected by our recent landmark agreement with Valve's Steam online platform for digital content distribution and management. The positive reception of our first two titles by Valve's nearly 6 million online users augers well for the future."

Mr. Kabatznik concluded, "With approximately $9 million in cash and deposits, we will continue to source opportunities to enhance our portfolio of companies. We are aggressively seeking opportunities that will enhance our portfolio while helping to boost the size and earnings performance of the Company in both the short- and long-term."

Conference Call Reminder:

The conference call will take place at 4:15 p.m. EST, on Thursday, February 16, 2006. Anyone interested in participating should dial 1-866-406-5408 if calling within the United States or 1-973-582-2822 if calling internationally, approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until February 23, 2006. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 7044243 for the replay.

The call is being webcast by ViaVid Broadcasting and can be accessed at Silverstar's website at www.silverstarholdings.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed through May 16, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: www.microsoft.com/windows/windowsmedia/en/download/ default.asp

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company (NasdaqSC:SSTR -
News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee-based NASCAR-related and other fantasy sports games, Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

                           Silverstar Holdings, Ltd.
                       Consolidated Statement of Earnings


                                               Quarter Ended  Quarter Ended
                                                December 31,   December 31,
                                                   2005           2004
                                                   ----           ----
Revenues                                         $1,536,814       $505,300
Net Income (Loss)                                 ($454,963)      $787,207
Depreciation and Amortization*                    ($168,101)       ($4,783)
Net Interest Income                                 $15,317       $160,078
EBITDA                                            ($302,179)      $631,912
Currency Gain                                      ($15,697)      $769,543
Acquisition Costs                                 ($209,342)             -
Adjusted EBITDA                                    ($77,140)     ($137,631)
Adjusted EBITDA Per Share                            ($0.01)        ($0.02)
Net Income (Loss) Per Share                          ($0.05)         $0.09
Weighted Average Number of Shares Outstanding     9,076,518      8,695,513

* Includes $123,169 Amortization of Convertible Debt Discounts and Issuance
  Costs.

                            Silverstar Holdings, Ltd.
                       Consolidated Statement of Earnings

                                                Six Months     Six Months
                                                   Ended          Ended
                                                December 31,   December 31,
                                                   2005           2004
                                                   ----           ----
Revenues                                         $2,503,251     $1,115,635
Net Income (Loss)                                 ($503,261)      $912,490
Depreciation and Amortization*                    ($211,954)       ($9,557)
Net Interest Income                                 $90,867       $321,922
EBITDA                                            ($382,174)      $600,125
Currency Gain                                       $17,540       $540,330
Acquisition Costs                                 ($209,342)             -
Other Income                                        $41,426       $165,896
Adjusted EBITDA                                   ($231,798)     ($106,101)
Adjusted EBITDA Per Share                            ($0.03)        ($0.01)
Net Income (Loss) Per Share                          ($0.06)         $0.10
Weighted Average Number of Shares Outstanding     9,072,551      8,695,513

* Includes $123,169 Amortization of Convertible Debt Discounts and Issuance
  Costs.

Contact:

     Contact:
     Silverstar Holdings, Inc.
     Clive Kabatznik
     President and CEO
     (561) 479 0040
     Email Contact

     Or

     Alliance Advisors, LLC
     Alan Sheinwald
     (914) 244-0062
     Email Contact